Exhibit 99.1

Press Release

FOR RELEASE 2/5/09 @ 1:05PM

AnalogicTech Reports Fourth Quarter and Fiscal Year 2008 Financial Results

Santa Clara, CA – February 5, 2009 – Advanced Analogic Technologies, Inc. (“AnalogicTech” or the “Company”) (Nasdaq: AATI), a developer of total power management semiconductors for consumer electronic devices, today reported financial results for the fourth quarter and the fiscal year ended December 31, 2008.

Net revenue for the fourth quarter of 2008 was $18.6 million, a decrease of 42.1% over net revenue of $32.1 million for the fourth quarter of 2007 and a sequential decrease of 26.8% from net revenue of $25.4 million for the third quarter of 2008. Revenue for the fiscal year ended December 31, 2008, was $90.3 million, down from revenue of $109.6 million for 2007.

Net loss for the fourth quarter of 2008 was $(14.4) million, or $(0.32) per diluted share. Net loss for the fourth quarter includes a $0.8 million intangible asset impairment charge, a $0.5 million restructuring charge, and a $0.5 million impairment loss on a private equity investment. Net loss for the fourth quarter also includes a non-recurring, non-cash charge of $8.6 million due to a valuation allowance against deferred tax assets in accordance with GAAP. The Company’s deferred tax assets are derived primarily from net operating loss and R&D tax credit carryforwards. This valuation allowance does not affect the characteristics of the Company’s NOLs and tax credits or the ability of the Company to use them against future income. Net income for the fourth quarter of 2007 was $3.0 million, or $0.06 per diluted share, and net loss for the third quarter of 2008 was $(0.6) million or $(0.01) per diluted share. Net loss for fiscal year 2008 was $(18.4) million, or $(0.40) per diluted share, compared to net income of $1.9 million, or $0.04 per diluted share for fiscal year 2007.

On a non-GAAP basis, excluding stock-based compensation expense, amortization of acquired intangibles, the intangible asset impairment charge, an impairment loss on a private equity investment, restructuring and other severance-related expenses, and the charge to increase the deferred tax asset valuation allowance, net loss for the fourth quarter of 2008 was $(3.3) million, or $(0.07) per diluted share. This compares to non-GAAP net income of $4.8 million, or $0.10 per diluted share, for the fourth quarter of 2007 and non-GAAP net income of $0.5 million, or

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$0.01 per diluted share, for the third quarter of 2008. Non-GAAP net income for the fourth quarter of 2007 excluded stock-based compensation expense, amortization of acquired intangibles, and an impairment loss on a private equity investment, net of taxes. Non-GAAP net income for the third quarter of 2008 excluded stock-based compensation expense, amortization of acquired intangibles, and severance-related expenses, net of taxes.

Non-GAAP net loss for fiscal year 2008 was $(2.5) million, or $(0.06) per diluted share compared to non-GAAP net income of $8.6 million, or $0.18 per diluted share for fiscal year 2007. Non-GAAP net loss for fiscal year 2008 excludes stock-based compensation expense, amortization of acquired intangibles, the intangible asset impairment charge, in-process research and development expense, an impairment loss on a private equity investment, restructuring and other severance related expenses, and the charge to increase the deferred tax asset valuation allowance. Non-GAAP net income for fiscal year 2007 excluded stock-based compensation expense, amortization of acquired intangibles, an impairment loss on a private equity investment and the loss on liquidation of a foreign branch office, net of taxes.

AnalogicTech reported gross margins of 38.2% for the fourth quarter of 2008, compared to 52.6% for the fourth quarter of 2007 and 50.0% for the third quarter of 2008. Non-GAAP gross margin was 43.3% for the fourth quarter of 2008, compared to 53.6% for the fourth quarter of 2007 and 51.4% for the third quarter of 2008. For fiscal year 2008, gross margin was 48.3%, compared to 53.5% for fiscal year 2007. Non-GAAP gross margin was 50.4% for fiscal year 2008, compared to 54.7% for fiscal year 2007. The Company ended the quarter with $109.5 million in cash, cash equivalents, and short-term investments.

“The worldwide economic crisis weakened customer demand for our products across our end markets during the fourth quarter,” stated Richard K. Williams, President, CEO and CTO of AnalogicTech. “We responded swiftly to the downturn with broad-based cost reduction actions. As we take prudent measures to lower expenses, our fundamental business strategies are more focused than ever. We remain dedicated to continuing our product design momentum and strong customer support.”

“We are pleased that during 2008 we made significant progress on our product diversification strategy. We continued to see an increasing contribution from our ModularBCD products, which comprised 19% of sales during the fourth quarter. Our strong balance sheet combined with the streamlining of our operations position AnalogicTech for long-term growth opportunities.”

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Business Outlook

The following statements are based upon management’s current expectations. These statements are forward-looking, and actual results may differ materially. AnalogicTech undertakes no obligation to update these statements.

For the first quarter ending March 31, 2009, AnalogicTech estimates revenue in the range of $13 million to $16 million, and net loss in the range of $0.15 to $0.12 per diluted share on a GAAP basis. The first quarter 2009 estimates include pre-tax quarterly share-based compensation expense in the range of $1.5 to $1.7 million.

Non-GAAP Reporting

In addition to GAAP reporting, AnalogicTech reports net income (loss), gross margin and earnings/loss per share on a non-GAAP basis. This non-GAAP earnings information excludes certain items and their tax-related effects. AnalogicTech believes this non-GAAP earnings information provides meaningful insight into the Company’s ongoing operational performance and has therefore chosen to provide this information to investors as an additional dimension of comparability to similar companies. AnalogicTech also uses this information internally to evaluate and manage company operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net income (loss), gross margin and earnings/loss per share is included in the tables below.

The non-GAAP information included in this press release is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Conference Call Details

The AnalogicTech fourth quarter and fiscal year 2008 teleconference and webcast is scheduled to begin at 4:30 p.m. Eastern Time on Thursday, February 5, 2009. To participate in the live call, analysts and investors should dial 800-218-8862 or 303-262-2162 at least ten minutes prior to the call. AnalogicTech will also offer a live and archived webcast of the conference call, accessible from the company’s investor relations website at http://www.aati.com in the “Webcasts” section. A telephonic replay of the conference call will also be available through February 12, 2009, by dialing 800-405-2236 and entering the passcode 11125021#. Callers outside the U.S. and Canada may access the replay by dialing 303-590-3000 and entering the passcode 11125021#.

# # #

For More Information

Investor Contacts:

Brian McDonald	Lisa Laukkanen
Chief Financial Officer	The Blueshirt Group
AnalogicTech	415-217-4967
408-737-4788

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About AnalogicTech

Advanced Analogic Technologies, Inc. (AnalogicTech) is a supplier of Total Power Management(TM) semiconductor solutions for mobile consumer electronic devices, such as wireless handsets, notebook and tablet computers, smartphones, digital cameras, wireless LAN, and personal media players. The company focuses its design and marketing efforts on the application-specific power management needs of consumer, communications, and computing applications in these rapidly evolving devices. AnalogicTech also develops and licenses device, process, package, and application-related technology. AnalogicTech is headquartered in Santa Clara, California and Macau, S.A.R., with offices in China (Beijing, Shanghai and Shenzhen), Hong Kong, Taiwan, Japan, South Korea, and United Kingdom, as well as a worldwide network of sales representatives and distributors. The company is listed on the NASDAQ exchange under the ticker symbol AATI. For more information, please visit the AnalogicTech website: http://www.analogictech.com. (AnalogicTech - F)

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Statements contained in this release that are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including financial projections and forecasts, involve risks and uncertainties that could cause AnalogicTech’s actual results to differ materially from our current expectations. Factors that could cause AnalogicTech’s results to differ materially from those set forth in these forward-looking statements include customers’ cancellation or modification of their orders; our failure to accurately forecast demand for our products; the loss of, or a significant reduction in orders from, any of our significant customers; consumer demand for cellular phones and other mobile consumer electronic devices; worldwide economic and political conditions, particularly in Asia; our ability to manage inventory levels, fluctuations in our operating results; our inability to develop and sell new products; defects in or failures of our products; the expense and uncertainty involved in our customer design-win efforts; the financial viability of the distributors of our products; fluctuations in our costs to manufacture our products; our reliance on third parties to manufacture, test, assemble and ship our products; our ability to retain and attract key personnel; our ability to compete with our competitors; and our ability to protect our intellectual property rights and not infringe the intellectual property rights of others. Other factors that may cause our actual results to differ from those set forth in the forward-looking statements contained in this press release and that may affect our prospects in general are described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. AnalogicTech undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

AnalogicTech and the AnalogicTech logo are trademarks of Advanced Analogic Technologies, Inc. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	Dec. 31, 2008	Dec. 31, 2007 (*)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$54,594	$53,779
Short-term investments	54,943	60,448

Total cash, cash equivalents and short term investments	109,537	114,227
Accounts receivable, net of allowances	6,654	14,428
Inventories	9,016	12,214
Prepaid expenses and other current assets	2,100	2,273
Notes receivable	—	2,000
Deferred income taxes - current	—	591

Total current assets	127,307	145,733
Property and equipment, net	5,050	4,699
Other assets	4,060	1,377
Deferred income taxes - noncurrent	326	6,815
Intangible assets, net	395	2,127
Goodwill	16,116	15,717

TOTAL ASSETS	$153,254	$176,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$4,601	$7,938
Accrued liabilities	3,739	8,623
Income tax payable	28	1,367

Total current liabilities	8,368	17,928
Long-term income tax payable	3,326	1,053
Long-term debt and capital lease obligations	—	41
Other long-term liabilities	228	155

Total liabilities	11,922	19,177

Total stockholders’ equity	141,332	157,291

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$153,254	$176,468

*	Amounts as of December 31, 2007 were derived from the December 31, 2007 audited consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Years Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
NET REVENUE	$18,628	$32,065	$90,339	$109,610
Cost of revenue	11,508	15,186	46,739	50,934

GROSS PROFIT	7,120	16,879	43,600	58,676
OPERATING EXPENSES:
Research and development	7,010	8,368	29,921	30,991
Sales, general and administrative	5,922	6,585	24,681	25,757
Patent litigation	764	136	1,751	3,793

Total operating expenses	13,696	15,089	56,353	60,541

INCOME (LOSS) FROM OPERATIONS	(6,576)	1,790	(12,753)	(1,865)
OTHER INCOME, NET	42	1,221	2,675	5,070

INCOME (LOSS) BEFORE INCOME TAXES	(6,534)	3,011	(10,078)	3,205
PROVISION FOR INCOME TAXES	7,832	60	8,309	1,319

NET INCOME (LOSS)	$(14,366)	$2,951	$(18,387)	$1,886

NET INCOME (LOSS) PER SHARE:
Basic	45,183	45,158	45,535	44,728

Diluted	45,183	47,767	45,535	47,007

WEIGHTED AVERAGE SHARES USED IN NET INCOME (LOSS) PER SHARE CALCULATION:
Basic	$(0.32)	$0.07	$(0.40)	$0.04

Diluted	$(0.32)	$0.06	$(0.40)	$0.04

Note: FAS123R was adopted at the beginning of fiscal 2006. Stock compensation recorded in each expense classification above is as follows:
Cost of revenues	$80	$72	$362	$282
Research and development	426	735	2,875	2,766
Sales, general and administrative	537	1,012	3,095	3,845

	$1,043	$1,819	$6,332	$6,893

Financial Summary (Non-GAAP)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Three Months Ended	Years Ended
	Dec. 31, 2008	Dec. 31, 2007	Sep. 30, 2008	Dec. 31, 2008	Dec. 31, 2007
GAAP TO NON-GAAP RECONCILIATION
GROSS MARGIN:
GAAP GROSS MARGIN	7,120	16,879	12,723	43,600	58,676
GAAP GROSS MARGIN %	38.2%	52.6%	50.0%	48.3%	53.5%
Amortization of acquired intangibles	242	242	242	968	968
Intangible asset impairment charge	627	—	—	627	—
Stock-based compensation	80	73	110	362	282
NON-GAAP GROSS MARGIN	8,069	17,194	13,075	45,557	59,926
NON-GAAP GROSS MARGIN %	43.3%	53.6%	51.4%	50.4%	54.7%
NET INCOME (LOSS):
NET INCOME (LOSS) ON GAAP BASIS:	$(14,366)	$2,951	$(637)	(18,387)	1,886
Stock-based compensation	1,043	1,819	1,660	6,332	6,893
Amortization of acquired intangibles	290	290	290	1,160	1,160
Intangible asset impairment charge	755	—	—	755	—
In-process research and development	—	—	—	255	—
Impairment loss on private equity investment	508	200	—	508	200
Restructuring and other severance expenses	482	—	16	665	—
Loss on liquidation of foreign branch office	—	—	—	—	266
Associated tax effects of above adjustments	(603)	(462)	(831)	(2,441)	(1,822)
Deferred tax asset valuation allowance	8,632	—	—	8,632	—

Total adjustments	11,107	1,847	1,135	15,866	6,697

NET INCOME (LOSS) ON NON-GAAP BASIS:	$(3,259)	$4,798	$498	$(2,521)	$8,583

EPS:
GAAP EPS, DILUTED	$(0.32)	$0.06	$(0.01)	$(0.40)	$0.04
NON-GAAP EPS, DILUTED	$(0.07)	$0.10	$0.01	$(0.06)	$0.18
Weighted average shares used to calculate Non-GAAP diluted EPS:	45,183	47,767	47,198	45,535	47,007